Exhibit 99.1

FOR IMMEDIATE RELEASE
June 22, 2023

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer
Keith Suchodolski, Senior Executive Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP. APPOINTS NEW BOARD MEMBERS
Fairfield, New Jersey, June 22, 2023 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), announced that the Board of Directors of the Company and the Board of Directors of the Bank (together, the “Boards”) each appointed two new directors, Curtland E. Fields and Melvina Wong-Zaza, effective today.
Curtland E. Fields
Mr. Fields is President, Chief Executive Officer and Trustee of the Turrell Fund, a Foundation serving children and their families in New Jersey and Vermont.  Mr. Fields has also been a Trustee of the Fund since 1997, and he was appointed President and Chief Executive Officer of the Fund in 2005 after a distinguished career with AT&T.  Mr. Fields served as President of the $4 billion Consumer Services Division at AT&T and prior to that as President of AT&T’s largest operating region in the Midwest.  His experience at AT&T included assignments of increasing responsibility in finance, operations and marketing and included key assignments in the Office of the Chairman.

Mr. Fields holds an undergraduate degree in architecture and engineering, with high honors, from Princeton University. He also holds a master’s in business administration, in finance and marketing, with honors, from the Wharton School at the University of Pennsylvania.

Melvina Wong-Zaza
Ms. Wong-Zaza currently holds the position of Director, Strategic Global Clients at CMA-CGM Group, a global shipping company where she provides executive leadership and innovative solutions to global clients in Asia, Europe and USA markets.  Her career spans over 30 years in senior management and executive roles bridging sales, strategic marketing/pricing, customer service/documentation center management and e-commerce. Ms. Wong-Zaza is experienced at developing and expanding new markets with a focus on establishing long-term profitable client relationships.
John J. Mazur, Jr., Chairman of the Boards, commented, “Curt and Melvina bring a broad range of skills, experience and perspectives to the Boards, and we are pleased to welcome them.  We are confident that their backgrounds will provide us with valuable insight.”

About Kearny Financial Corp.
Kearny Financial Corp. is the parent company of Kearny Bank which operates from its administrative headquarters in Fairfield, New Jersey, and a total of 45 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.  At March 31, 2023, Kearny Financial Corp. had approximately $8.3 billion in total assets.